Exhibit 99.1

Press contact: Trinseo Donna St. Germain Tel: +1 610-240-3307 Email: stgermain@trinseo.com	Press contact, Europe/Asia: Porter Novelli Sylva De Craecker Tel : + 32 478 27 93 62 sylva.de.craecker@porternovelli.be	Investor Contact: Trinseo David Stasse Tel : +1 610-240-3207 Email: dstasse@trinseo.com

Trinseo Reports Fourth Quarter and Full Year 2014 Financial Results

Fourth Quarter 2014 Summary

•	Adjusted EBITDA of $32 million ($104 million excluding inventory revaluation)

•	Volume of 1,223 million pounds, flat versus prior year

•	Free cash flow of $86 million

Full Year 2014 Summary

•	Adjusted EBITDA of $262 million ($326 million excluding inventory revaluation)

•	Volume of 5,210 million pounds, up 2% versus prior year

•	Record SSBR sales volume, up 28% versus prior year

•	Completed restructuring of Polycarbonate business

	Three Months Ended			Twelve Months Ended
$millions, except per share data	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
Revenue	1,122	1,245	1,305	5,128	5,307

EBITDA	23	82	52	181	227
Adjusted EBITDA	32	93	62	262	278
Adjusted EBITDA, excluding inventory revaluation	104	81	62	326	318

Net Income (loss)	(30)	11	(10)	(67)	(22)
Adjusted Net Income (loss)	(23)	22	1	8	22
Adjusted Net Income (loss), excluding inventory revaluation	37	15	1	63	58

EPS (Basic & Diluted) ($)	(0.61)	0.28	(0.21)	(1.55)	(0.60)
Adjusted EPS ($)	(0.48)	0.58	0.01	0.18	0.60
Adjusted EPS, excluding inventory revaluation ($)	0.77	0.39	0.02	1.44	1.57

BERWYN, Pa – March 4, 2015 – Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex and rubber, today reported its fourth quarter and full year 2014 financial results with revenue of $1,122 million and $5,128 million, respectively, and Adjusted EBITDA excluding inventory revaluation of $104 million and $326 million, respectively.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “Our results for Emulsion Polymers were in line with expectations with another solid quarter. The Plastics Division exceeded expectations due to higher sequential margins in both Styrenics and Engineered Polymers. We had strong fundamental performance during the fourth quarter, with Adjusted EBITDA excluding inventory revaluation of $104 million. This result reflects strong margins in styrene monomer production and in our derivative businesses, as well as record SSBR sales volume and equity affiliate income.”

Commenting on full year 2014, Pappas continued, “I am proud of what we achieved during the year. Excluding inventory revaluation, Adjusted EBITDA improved year-over-year despite lower styrene monomer margin of approximately $40 million. In addition, our successful IPO in June enabled us to pay down 10% of our long-term debt. Finally, we restructured our polycarbonate business which will result in substantial cost savings and incremental EBITDA.”

Revenue in the fourth quarter decreased 10% versus prior year driven by the pass through of lower raw material cost as well as currency. Sequentially, revenue decreased 14% due to the pass through of lower raw material cost as well as lower sales volume, particularly in the Styrenics segment, due to weak demand, seasonality, and customer destocking.

Adjusted EBITDA for the quarter decreased $61 million versus prior year driven by inventory revaluation, as the price of our major raw materials declined significantly during the quarter. Adjusted EBITDA excluding inventory revaluation increased $23 million versus prior year due to higher styrene monomer margins and higher equity affiliate income. Sequentially, Adjusted EBITDA decreased $29 million. Adjusted EBITDA excluding inventory revaluation increased $42 million driven by higher styrene margins, higher margins in our derivative businesses from lower raw material costs, as well as higher equity affiliate income.

Full year revenue decreased 3% versus prior year due primarily to the pass through of lower raw material costs. Adjusted EBITDA for the year decreased $16 million due to inventory revaluation in the fourth quarter. Adjusted EBITDA excluding inventory revaluation increased $8 million versus prior year driven by improved performance in the Synthetic Rubber and Engineered Polymers.

Fourth Quarter Results and Commentary by Business Segment

•	Latex revenue of $286 million for the quarter decreased 7% versus prior year due mostly to the pass through of lower raw material costs as well as currency. Volume was up slightly as higher sales to the paper market in Asia, and the carpet market in Europe, were mostly offset by lower sales to the paper market in Europe. Paper and paperboard volumes in the Americas were up slightly year-over-year. Adjusted EBITDA of $18 million was $6 million below prior year primarily due to the impact of inventory revaluation. Excluding the impact of inventory revaluation, Latex sales volume and performance was in line with the trend over the past nine quarters.

•	Synthetic Rubber revenue of $137 million decreased 7% versus prior year due to the pass through of lower raw material costs as well as currency. These impacts were partially offset by higher SSBR sales volume which set a record high in the quarter, and was 21% higher than prior year. Adjusted EBITDA of $30 million was $12 million below prior year due to inventory revaluation and currency. Excluding the impact of inventory revaluation, performance was similar to the normal run rate and in line with expectations. For the full year, SSBR sales volume was up 28% over 2013, and we continue to invest in new technologies and products to serve the fast-growing performance tire market.

•	Styrenics revenue of $452 million decreased 15% versus prior year due mostly to the pass through of lower raw material costs as well as currency. In addition, lower sales volume decreased revenue by about 1% driven by weak demand in Asia as customers continued to destock with the declining styrene prices. Adjusted EBITDA of negative $4 million was $56 million below prior year primarily due to the impact of inventory revaluation. Excluding the impact of inventory revaluation, performance was slightly lower than prior year due to customer destocking in polystyrene. Higher styrene production margins during the quarter, as well as higher equity affiliate income, were offset by lower volume and margin in styrenic polymers.

•	Engineered Polymers revenue of $247 million decreased 5% due to currency as well as lower sales volume. Lower sales volume to the automotive market in Latin America and to the polycarbonate market in North America, with our exit of that business, were partially offset by higher sales volume to the consumer electronics market in Asia as well as the automotive market in Europe and North America. Adjusted EBITDA of $8 million was $6 million above prior year despite negative inventory revaluation impacts. Favorability versus prior year was driven by the exit of the polycarbonate contract manufacturing agreement in Freeport, TX as well as higher sales volume.

Free Cash Flow and Liquidity

Free cash flow for the quarter was $86 million, which included $1 million of net cash interest, $29 million of capital expenditures, and $15 million of dividends received from Americas Styrenics. Free cash flow for the full year was $81 million excluding $56 million of termination payments related to the Emerging Markets Latex JV Option and the Bain Management Agreement. Full year free cash flow included $120 million of net cash interest, $99 million of capital expenditures, and $35 million of dividends received from Americas Styrenics. We ended the year with liquidity of $650 million.

Outlook

Commenting on 2015 Pappas said, “Our new business alignment was completed and became effective in January 2015, creating two new business divisions – Performance Materials and Basic Plastics & Feedstocks. Grouping businesses with similar strategies and drivers, this alignment enables more effective management and increased visibility between our commodity and differentiated businesses.”

“We expect very strong results in the first quarter excluding inventory revaluation driven by customer restocking and higher margins on lower costs. For full year 2015, we expect healthy year-over-year EBITDA improvement driven by cyclical rebound of styrene monomer, structural and cyclical improvement in polycarbonate, and volume growth in Synthetic Rubber and Performance Plastics, which will more than offset headwinds from the weaker Euro,” Pappas continued.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its fourth quarter and full year 2014 financial results tomorrow, Thursday, March 5, 2015 at 10 AM Eastern Time.

Commenting on results will be Trinseo’s Chris Pappas, President and Chief Executive Officer, John Feenan, Executive Vice President and Chief Financial Officer and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 877-372-0878

Participant International Dial-In Number: +1 253-237-1169

Conference ID / passcode: 85362004

The Company will also offer a live Webcast of the conference call with question and answer session via registration page on the Trinseo Investor Relations website.

Trinseo has posted its fourth quarter and full year 2014 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission (SEC).

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until March 4, 2016.

About Trinseo

Trinseo (NYSE: TSE) is a global materials company and manufacturer of plastics, latex and rubber. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires. Formerly known as Styron, Trinseo completed its renaming process in the first quarter of 2015.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net sales	$1,122,401	$1,305,493	$1,245,111	$5,127,961	$5,307,414
Cost of sales	1,084,355	1,237,257	1,129,930	4,830,640	4,949,404

Gross profit	38,046	68,236	115,181	297,321	358,010
Selling, general and administrative expenses	60,235	48,113	61,852	232,586	216,858
Equity in earnings of unconsolidated affiliates	18,154	9,267	12,195	47,749	39,138

Operating income	(4,035)	29,390	65,524	112,484	180,290
Interest expense, net	29,405	30,098	33,111	124,923	132,038
Loss on extinguishment of long-term debt	—	7,390	—	7,390	20,744
Other expense (income), net	(1,622)	(1,638)	8,027	27,784	27,877

Income (loss) before income taxes	(31,818)	(6,460)	24,386	(47,613)	(369)
Provision for (benefit from) income taxes	(2,131)	3,650	13,798	19,719	21,849

Net income (loss)	$(29,687)	$(10,110)	$10,588	$(67,332)	$(22,218)

Weighted average shares- basic and diluted	48,770	48,770	37,270	43,476	37,270
Net income (loss) per share- basic and diluted	$(0.61)	$(0.21)	$0.28	$(1.55)	$(0.60)

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$220,786	$196,503
Accounts receivable, net of allowance for doubtful accounts	601,066	717,482
Inventories	473,861	530,191
Deferred income tax assets	11,786	9,820
Other current assets	15,164	22,750

Total current assets	1,322,663	1,476,746

Investments in unconsolidated affiliates	167,658	155,887
Property, plant and equipment, net of accumulated depreciation	556,697	606,427
Other assets
Goodwill	34,574	37,273
Other intangible assets, net	165,358	171,514
Deferred income tax assets—noncurrent	46,812	42,938
Deferred charges and other assets	62,354	83,996

Total other assets	309,098	335,721

Total assets	$2,356,116	$2,574,781

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$7,559	$8,754
Accounts payable	434,692	509,093
Income taxes payable	9,413	9,683
Deferred income tax liabilities	1,413	2,903
Accrued expenses and other current liabilities	120,928	136,129

Total current liabilities	574,005	666,562

Noncurrent liabilities
Long-term debt	1,194,648	1,327,667
Deferred income tax liabilities—noncurrent	27,311	26,932
Other noncurrent obligations	239,287	210,418

Total noncurrent liabilities	1,461,246	1,565,017

Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 nominal value, 50,000,000 shares authorized at December 31, 2014 and 2013, and 48,770 and 37,270 shares issued and outstanding at December 31, 2014 and 2013, respectively	488	373
Additional paid-in-capital	547,530	339,055
Accumulated deficit	(151,936)	(84,604)
Accumulated other comprehensive income (loss)	(75,217)	88,378

Total shareholders’ equity	320,865	343,202

Total liabilities and shareholders’ equity	$2,356,116	$2,574,781

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities
Cash provided by operating activities	$117,221	$211,335

Cash flows from investing activities
Capital expenditures	(98,606)	(73,544)
Proceeds from capital expenditures subsidy	—	18,769
Proceeds from the sale of businesses and other assets	6,257	15,221
Payment for working capital adjustment from sale of business	(700)	—
Advance payment refunded	—	(2,711)
Distributions from unconsolidated affiliates	978	1,055
(Increase) / decrease in restricted cash	(533)	7,852

Cash used in investing activities	(92,604)	(33,358)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs	198,087	—
Deferred financing fees	—	(48,255)
Short-term borrowings, net	(56,901)	(42,877)
Repayments of Term Loans	—	(1,239,000)
Proceeds from issuance of Senior Notes	—	1,325,000
Repayments of Senior Notes	(132,500)	—
Proceeds from Accounts Receivable Securitization Facility	308,638	376,630
Repayments of Accounts Receivable Securitization Facility	(309,205)	(471,696)
Proceeds from Revolving Facility	—	405,000
Repayments of Revolving Facility	—	(525,000)

Cash provided by (used in) financing activities	8,119	(220,198)
Effect of exchange rates on cash	(8,453)	2,367

Net change in cash and cash equivalents	24,283	(39,854)
Cash and cash equivalents—beginning of period	196,503	236,357

Cash and cash equivalents—end of period	$220,786	$196,503

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

(In thousands)	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Latex	$285,755	$328,394	$307,604	$1,261,137	$1,341,424
Synthetic Rubber	136,891	155,452	147,920	633,983	622,059
Styrenics	452,466	560,527	529,862	2,197,067	2,305,434
Engineered Polymers	247,289	261,120	259,725	1,035,774	1,038,497

Total Revenue	$1,122,401	$1,305,493	$1,245,111	$5,127,961	$5,307,414

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income (loss)

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

We also believe that the presentation of Adjusted EBITDA provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; advisory fees paid to affiliates of Bain Capital; gains or losses on the dispositions of businesses and assets; restructuring and other non-recurring items.

We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results from period to period by adjusting cost of sales to reflect the cost of raw materials during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

Lastly, we present Adjusted Net Income (loss), Adjusted EPS, Adjusted Net Income (loss) excluding inventory revaluation, and Adjusted EPS excluding inventory revaluation as additional performance measures. Adjusted Net Income (loss) is calculated as Adjusted EBITDA (defined beginning with Net Income (loss), above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (loss) per weighted average diluted shares outstanding for a given period. Adjusted Net Income (loss) excluding inventory revaluation is calculated as Adjusted Net Income (loss), less the tax-effected impact of inventory revaluation. Adjusted EPS excluding inventory revaluation is calculated as Adjusted Net Income (loss) excluding inventory revaluation per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (loss) and EPS, and Adjusted Net Income (loss) excluding inventory revaluation and EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability.

There are limitations to using financial measures such as those discussed above. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may use these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income (loss), which is determined in accordance with GAAP.

(In millions, except per share data)	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income (loss)	$(29.7)	$(10.1)	$10.6	$(67.3)	$(22.2)
Interest expense, net	29.4	30.1	33.1	124.9	132.0
Provision for income taxes	(2.1)	3.7	13.8	19.7	21.8
Depreciation and amortization	24.9	27.8	24.2	103.7	95.2

EBITDA	$22.5	$51.5	$81.7	$181.0	$226.8
Asset impairment charges or write-offs (a)	—	—	9.2	—	9.9	Selling, general, and administrative expenses
Loss on extinguishment of long-term debt	—	7.4	—	7.4	20.7	Loss on extinguishment of long-term debt
Net loss (gain) on disposition of businesses and assets (b)	(0.6)	—	—	(0.6)	4.2	Other expense (income), net
Restructuring and other charges (c)	6.6	0.8	1.8	10.0	10.8	Selling, general, and administrative expenses
Fees paid pursuant to advisory agreement (d)	—	—	1.2	25.4	4.7	Selling, general, and administrative expenses
Other non-recurring items (e)	3.9	1.9	(0.4)	38.4	0.8	Selling, general, and administrative expenses; Other expense (income), net

Adjusted EBITDA	$32.4	$61.6	$93.5	$261.6	$277.9

Inventory revaluation (f)	71.8	0.8	(12.0)	64.4	40.4

Adjusted EBITDA, excluding inventory revaluation	$104.2	$62.4	$81.5	$326.0	$318.3

Adjusted EBITDA to Adjusted Net Income (loss), excluding inventory revaluation:
Adjusted EBITDA	$32.4	$61.6	$93.5	$261.6	$277.9
Interest expense, net	29.4	30.1	33.1	124.9	132.0
Provision for income taxes – Adjusted (g)	1.8	5.4	14.4	29.4	28.4
Depreciation and amortization – Adjusted (h)	24.5	25.6	24.2	99.6	95.2

Adjusted Net Income (loss)	$(23.3)	$0.5	$21.8	$7.7	$22.3

Inventory revaluation (f)	71.8	0.8	(12.0)	64.4	40.4
Tax effect of inventory revaluation (i)	(11.1)	(0.1)	4.9	(9.3)	(4.3)
Adjusted Net Income (loss), excluding inventory revaluation	$37.4	$1.2	$14.7	$62.8	$58.4

Adjusted EPS	$(0.48)	$0.01	$0.58	$0.18	$0.60

Adjusted EPS, excluding inventory revaluation	$0.77	$0.02	$0.39	$1.44	$1.57

Adjusted EBITDA by Segment:
Latex	$18.3	$26.2	$24.3	$97.2	$106.2
Synthetic Rubber	30.3	26.6	42.0	137.0	113.4
Styrenics	(4.2)	21.6	51.8	86.9	164.9
Engineered Polymers	8.3	1.8	1.8	13.1	0.1
Corporate unallocated	(20.3)	(14.6)	(26.4)	(72.6)	(106.7)

Adjusted EBITDA	$32.4	$61.6	$93.5	$261.6	$277.9

(a)	Asset impairment charges or write-offs for three and twelve months ended December 31, 2013 relate primarily to the $9.2 million impairment charge for fixed assets at our polycarbonate manufacturing plant in Stade, Germany.
(b)	Net loss (gain) on disposition of businesses and assets for the years ended December 31, 2014 and 2013 of $(0.6) million and $4.2 million, respectively, relate to the sale of the Company’s EPS business, which closed in September 2013, and for which a contingent gain of $0.6 million was recorded during the fourth quarter of 2014.
(c)	Restructuring and other charges for the three and twelve months periods above were incurred primarily in connection with the shutdown of our latex manufacturing plant in Altona, Australia and the restructuring within our Engineered Polymers business. During the three months ended December 31, 2014, we incurred $6.6 million in charges for decommissioning and demolition costs at the Freeport, Texas facility related to our Engineered Polymers business restructuring. Note that the accelerated depreciation charges incurred as part of the 2014 restructuring within our Engineered Polymers business are included within the depreciation caption above, and therefore not included as a separate adjustment within this caption.
(d)	Represents fees paid under the terms of our advisory agreement with Bain Capital. For the year ended December 31, 2014, this includes a charge of $23.3 million for fees incurred in connection with the termination of the Advisory Agreement, pursuant to its terms, upon consummation of the Company’s IPO in June 2014.
(e)	Other non-recurring items incurred for the year ended December 31, 2014 include a one-time $32.5 million termination payment made to Dow in connection with the termination of our Latex JV Option Agreement. Additional amounts incurred during 2014 consist of costs related to the process of changing our corporate name from Styron to Trinseo, as well as severance charges incurred in conjunction with the employment termination of certain key employees.
(f)	See the discussion above this table for a description of inventory revaluation.
(g)	Adjusted to remove the tax impact of the related items noted above in (a) – (e). Additionally, the three and twelve months ended December 31, 2014 exclude a $0.6 million tax benefit recognized due to the release of a reserve for an uncertain tax position. The year ended December 31, 2014 also excludes a $2.7 million tax benefit related to a previously unrecognized tax benefit resulting from the effective settlement of a 2010 and 2011 audit with the IRS and the impact of a $1.0 million valuation allowance recognized in Greece. The year ended December 31, 2013 excludes $2.2 million, net of tax expense related to the impact of tax law changes, provision to tax return adjustments and the establishment of valuation allowances related to cumulative prior year results.
(h)	Excludes accelerated depreciation related primarily to the termination of our contract manufacturing agreement with Dow at Dow’s Freeport, Texas facility during the year ended December 31, 2014.
(i)	Amounts consist of the tax impact of inventory revaluation each period, which is removed in order to calculate Adjusted Net Income (loss), excluding inventory revaluation. The tax impact of inventory revaluation is estimated in a similar manner as tax calculated on all other earnings during each period.

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

(in millions)	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Cash provided by operating activities	$115.6	$117.7	$117.2	$211.3
Cash used in investing activities	(29.9)	(9.0)	(92.6)	(33.4)
Impact of changes in restricted cash	0.5	—	0.5	(7.9)

Free Cash Flow	$86.2	$108.7	$25.1	$170.0

Note: Free cash flow for the twelve months ended December 31, 2014, includes $56 million outflow resulting from the termination of our Latex JV Option Agreement with Dow and our Advisory Agreement with Bain Capital.

Liquidity

	December 31,
(in millions)	2014	2013
Cash and cash equivalents	$220.8	$196.5
Available borrowings under accounts receivable securitization agreement	136.1	143.8
Available borrowings under the revolving facility	293.3	292.7

Liquidity	$650.2	$633.0